Exhibit 5.1

[Ropes & Gray Letterhead]

February 2, 2010

Affiliated Managers Group, Inc.
600 Hale Street
Prides Crossing, MA 01965-1000

Re:            Affiliated Managers Group, Inc. Registration Statement on Form S-4 (Registration No. 333-164372), initially filed on January 15, 2010 with the Securities and Exchange Commission (the “Commission”).

Ladies and Gentlemen:

This opinion is furnished to you in connection with the above-referenced registration statement (the “Registration Statement”) filed with the Commission under the Securities Act of 1933, as amended (the “Securities Act”) for the registration of the shares of common stock, $0.01 par value (the “Shares”), of Affiliated Managers Group, Inc., a Delaware corporation (“AMG”), expected to be issued to stockholders of Highbury Financial Inc., a Delaware corporation (“Highbury”), pursuant to the Agreement and Plan of Merger dated December 12, 2009 (the “Merger Agreement”) among AMG, Manor LLC, a Delaware limited liability company and a wholly-owned subsidiary of AMG, and Highbury.

We have acted as counsel to AMG in connection with the Merger Agreement and the proposed issuance of the Shares.  For purposes of this opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.  We have relied as to certain matters on information obtained from public officials, officers of AMG and other sources believed by us to be responsible, and we have assumed that the Merger Agreement has been duly authorized, executed and delivered by Highbury, and that the signatures on all documents examined by us are genuine, assumptions which we have not independently verified.

In rendering the opinions expressed below, we have assumed that prior to the issuance of any Shares:

(1)                                  the Registration Statement, as then amended, will have become effective under the Securities Act;

(2)                                  the stockholders of Highbury will have adopted the Merger Agreement; and

(3)                                  the transactions contemplated by the Merger Agreement will be consummated.

The opinions expressed below are limited to the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and the reported cases interpreting those laws.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized, and, when issued and delivered by AMG pursuant to the Merger Agreement in exchange for Highbury common stock par value $0.0001 per share as set forth in the Merger Agreement, will be validly issued, fully paid and non-assessable.

We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein and under the proxy statement/prospectus under the caption “Validity of Securities.”  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ ROPES & GRAY LLP

Ropes & Gray LLP